AMENDMENT NO. 2
                                 TO
                        PARTNERSHIP AGREEMENT
                                 OF
                          BREADY ASSOCIATES

     This is an agreement (the "Agreement") made and entered into to be effective as of April 25, 1996 by and among Barry Silverstein, Dennis J. McGillicuddy, D. Stevens McVoy and Richard L. Bready.

                                   Recitals:

     (A) The parties to this Agreement are the only general partners of Bready Associates.

     (B) The parties to this Agreement desire to amend the partnership agreement of Bready Associates (the "PARTNERSHIP AGREEMENT").

     NOW, THEREFORE, in consideration of their mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration received to the full satisfaction of each of them, the parties hereto make the following agreement, intending to be bound legally thereby:

     (1) Section 1.1 of the PARTNERSHIP AGREEMENT is hereby amended by adding the following definition immediately following the definition herein of "Proposed Purchase Notice":

          "Purchase Agreement" means that certain agreement to be hereafter effected by and among the Company, the Partnership, the Partners, Phoenix Associates III, an Ohio general partnership, and the partners in Phoenix Associates III.

     (2) Section 4.4 of the PARTNERSHIP AGREEMENT is hereby amended by adding the following language immediately following the word "misconduct" at the end of the clause (ii) of paragraph (a) therein:

          . . ., or (iii) the negotiation, execution or performance of the Purchase Agreement.

     (3) Section 11.1 of the PARTNERSHIP AGREEMENT is hereby amended by adding the following at the end thereof, immediately following the words "pursuant to
Section 11.2":


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          . . . and except for sales to the Company pursuant to the
          Purchase Agreement."

     (4) Section 16.3 of the PARTNERSHIP AGREEMENT is hereby amended by deleting the opening paragraph thereof, through and including the first colon therein [preceding paragraph (a) therein], and substituting therefore the following:

          16.3 Liquidation. If the Partnership is terminated and dissolved, the Partner selected by the Partners in accordance with Section 4.1 or any liquidator appointed by the Partners in accordance with Section 4.1 (in either case, the "Liquidator") shall promptly (i) file any notice, publish any advertisement or take any other action required under applicable law to effect such termination and dissolution, (ii) commence to wind up the affairs of the Partnership, (iii) distribute (a) 679,124 shares of the common stock of the Company owned, beneficially or of record, by the Partnership to BS, (b) 226,374 shares of the common stock of the Company owned, beneficially or of record, by the Partnership to DM, (c) 100,611 shares of the common stock of the Company owned, beneficially or of record, by the Partnership to SM, and (d) 53,182 shares of the common stock of the Company owned, beneficially or of record, by the Partnership to Bready, (iv) liquidate the other assets of the Partnership by converting the same to cash, and (v) apply and distribute the proceeds of such liquidation and any undistributed cash in the following order of priority:

     (5) Section 17.9 of the PARTNERSHIP AGREEMENT is hereby amended by deleting from paragraph (a) therein the requirement to furnish copies of certain notices or other communications to Fried, Frank, Harris, Shriver & Jacobson and to Christ Gaetanos, Esq. and by substituting a provision requiring the furnishing of such notices or other communications to:

                 Vorys, Sater, Seymour and Pease
                       52 East Gay Street
                       Columbus, Ohio 43216
                   Attn:  James R. Beatley, Jr.

     (6) The PARTNERSHIP AGREEMENT is hereby amended as necessary to suspend the operation and effect of the provisions of Section 11.2 and 16.2 and Article 16A therein until the earlier of (i) the time when the transactions contemplated by the Purchase Agreement shall have been consummated or (ii) April 30, 1996.


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     (7)  The PARTNERSHIP AGREEMENT is hereby amended as necessary so that neither the execution, the delivery nor the performance of the Purchase Agreement by any party thereto shall violate, conflict with, or constitute a breach or default under the PARTNERSHIP AGREEMENT.

     (8) The PARTNERSHIP AGREEMENT shall be amended, automatically and without further act of any of the PARTNERS, to be and read as the PARTNERSHIP AGREEMENT was constituted on April 23, 1996 if, but only if, (i) the Purchase Agreement shall not have been executed and delivered by all parties hereto on or before April 26, 1996 or (ii) the transactions contemplated by the Purchase Agreement shall not have been consummated in all material respects on or before April 30, 1996.

     Executed by each of the parties hereto to be effective as of the date first above written.

                                   /s/ Barry Silverstein
                                   Barry Silverstein



                                   /s/ Dennis J. McGillicuddy
                                   Dennis J. McGillicuddy



                                   /s/ D. Stevens McVoy
                                   D. Stevens McVoy



                                   /s/ Richard L. Bready
                                   Richard L. Bready



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